EXHIBIT 99.1

Align Technology Appoints Tim Mack as Senior Vice President, Marketing and Business Development; Len Hedge, Senior Vice President, Business Operations to Retire in 2013

SAN JOSE, Calif., May 21, 2012 (GLOBE NEWSWIRE) -- Align Technology, Inc. (Nasdaq:ALGN) today announced that the Company has appointed Tim Mack as senior vice president, marketing and business development, effective immediately. Mr. Mack has served as senior vice president, business development since Align's April 2011 acquisition of Cadent. He assumed interim responsibility for professional marketing and new product development in December 2011. Consumer marketing will continue to report directly to Thomas M. Prescott, Align president and CEO.

"Following a lengthy search, we are pleased to confirm that Tim Mack is the best person to continue leading the marketing organization at Align," said Mr. Prescott. "Tim's strong product and technology background and deep knowledge of digital dentistry and the restorative market are key characteristics that will help Align become the leader in digital dentistry."

Mr. Mack joined Cadent in 2005 as executive vice president and led the introduction and adoption of Cadent's new 3D digital imaging technology into the market. From 2009 until the company's strategic acquisition in December 2011 he served as president and CEO. Prior to Cadent, Mr. Mack was vice president of DENTSPLY Ceramco, a wholly-owned subsidiary of DENTSPLY International. He has also held a series of management positions in the U.S. and Europe within consumer electronics and medical imaging divisions at Eastman Kodak Company.

Align also announced today that Len Hedge, senior vice president, business operations will retire in February 2013 which will cap a very successful 14 year career at Align. Mr. Hedge joined the Company in 1999 and has been instrumental in its growth and success by helping to create Align's world-class manufacturing technology and processes for the Invisalign system. He built a preeminent worldwide manufacturing team and operation, and customized and deployed numerous cutting-edge technologies for Align's one-of-a-kind manufacturing process. The Company does not plan to replace Mr. Hedge. His responsibilities will be transitioned to other Align executives, a testament to the depth and strength of the Company's management team.

"As one of Align's early executives, Len helped build the Company and create the manufacturing systems and processes that are the foundation of the Invisalign system's unique mass customization process", said Mr. Prescott. "He embodies the best qualities that our company represents and will leave behind a legacy of innovation and excellence in the teams and the processes he has developed. We are grateful for his countless contributions to Align's past, present, and future."

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers.

To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.

Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes iTero and OrthoCAD iOC scanning systems, OrthoCADiCast, OrthoCAD iQ and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.

CONTACT: Investor Relations Contact
         Shirley Stacy
         Align Technology, Inc.
         (408) 470-1150
         sstacy@aligntech.com

         Press Contact
         Shannon Mangum Henderson
         Ethos Communication, Inc.
         (678) 261-7803
         align@ethoscommunication.com